Exhibit 99.(d)(viii)

EXECUTION VERSION

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of December 21, 2025 (this “Limited Guarantee”), by Qatar Holding LLC (the “Guarantor”), in favor of Janus Henderson Group plc, a public limited company organized under the Laws of Jersey (the “Guaranteed Party”). Reference is also made to the other Limited Guarantees of even date herewith delivered to Parent by the Trian Investors and the GC Investor (collectively, the “Other Guarantees,” and together with this Limited Guarantee, the “Guarantees”), and the Equity Commitment Letters of even date herewith delivered to Parent by the Trian Equity Investors and the GC Investor (collectively, the “Other Equity Commitment Letters,” and together with the Equity Commitment Letter (as defined below), the “Equity Commitment Letters”). Each of the “Guarantors” under the Other Guarantees are referred to herein as an “Other Guarantor” and collectively as the “Other Guarantors.” Each capitalized term used and not defined herein but defined in the Merger Agreement shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

1.            Limited Guarantee. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Jupiter Company Limited, a private limited company organized under the Laws of Jersey (“Parent”), Jupiter Merger Sub Limited, a private limited company organized under the Laws of Jersey (“Merger Sub” and, together with Parent, the “Parent Entities”), and the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, on the terms and conditions set forth herein, the due and punctual observance, performance and discharge of all of the payment obligations of the Parent Entities with respect to all of (a) the Parent Termination Fee, (b) any Company Enforcement Expenses and (c) the Reimbursement Obligations, in each case, subject to the limitations set forth in the Merger Agreement (clauses (a), (b) and (c) collectively, the “Obligations”); provided that, notwithstanding anything to the contrary contained in this Limited Guarantee, in no event shall the maximum aggregate liability of the Guarantor under this Limited Guarantee exceed $51,221,307.58 (such sum, the “Cap”). The parties agree that this Limited Guarantee may not be enforced without giving effect to the Cap or the other limitations set forth in the foregoing proviso and that the Guaranteed Party will not seek to enforce this Limited Guarantee for an amount in excess of the Cap and shall not be entitled to bring a claim or Proceeding against the Guarantor hereunder or enforce or seek to enforce this Limited Guarantee unless it is seeking the same relief from the Other Guarantors to the extent that the Other Guarantors have not satisfied their respective obligations under the Other Guarantees. Further, the Guaranteed Party hereby agrees that, to the extent the Parent Entities are relieved of all or any portion of the Obligations by the satisfaction or waiver thereof pursuant to any written agreement with the Guaranteed Party (any amount so relieved, the “Reduction Amount”), the Cap shall be reduced by an amount equal to 22.9% of the Reduction Amount. The Guaranteed Party hereby agrees that in no event shall the Guarantor be required to pay any amount to the Guaranteed Party under, in respect of, or in connection with this Limited Guarantee other than as expressly set forth herein. If the Parent Entities fail to pay all or any portion of the Obligations when due under the Merger Agreement, the Guarantor’s liability to the Guaranteed Party hereunder in respect of such Obligations shall, at the Guaranteed Party’s option, become immediately due and payable, and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, take any and all actions available hereunder or under Applicable Law to enforce its rights and remedies hereunder, including to collect the obligations of the Guarantor hereunder in respect of the Obligations (subject to the Cap and the other limitations set forth herein). All payments hereunder shall be made on demand and in lawful money of the United States, in immediately available funds. The Guarantor acknowledges that the Guaranteed Party entered into the Merger Agreement and the transactions contemplated under the Merger Agreement (the “Transactions”) in reliance upon the execution of this Limited Guarantee.

2.            Nature of Limited Guarantee. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever (other than pursuant to clause (B) of Section 8 hereof), the Guarantor shall remain liable hereunder with respect to the Obligations (subject to the terms and conditions hereof) as if such payment had not been made. This Limited Guarantee is an absolute, unconditional and irrevocable guarantee of payment and not of collection. Notwithstanding any other provision of this Limited Guarantee, the Guaranteed Party hereby agrees that the Guarantor may assert, as a defense to any payment or performance by the Guarantor under this Limited Guarantee, any defense to such payment or performance that the Parent Entities may have under the terms of the Merger Agreement, other than defenses arising from fraud, bad faith, willful misconduct, bankruptcy or insolvency of the Parent Entities and other defenses expressly waived herein. This Limited Guarantee is a primary and original obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against the Parent Entities or any other Person first before proceeding against the Guarantor. The Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor, regardless of whether an action is brought against the Parent Entities or any other Person or whether Parent or Merger Sub are joined in any such action or actions.

3.            Changes in the Obligations; Certain Waivers. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of such Guarantor, extend the time of payment of the Obligations, and may also enter into any agreement with any of the Parent Entities or any other Person interested in the Transactions for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party and any of the Parent Entities or any such other Person without in any way impairing or affecting such Guarantor’s obligations under this Limited Guarantee or the validity or enforceability of this Limited Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder are absolute, unconditional and irrevocable, and shall not be released or discharged, in whole or in part, or otherwise affected by: (i) any rescission, compromise, consolidation, amendment or waiver of, or failure or delay of the Guaranteed Party to enforce any right or remedy under, any of the Merger Agreement or the Obligations (with or without notice to such Guarantor), the equity commitment letter, of even date herewith delivered to Parent, to which such Guarantor is a party (the “Equity Commitment Letter”), the Other Equity Commitment Letters, the Other Guarantees or the Voting and Rollover Agreement; (ii) the existence of any claim, set-off or other right that such Guarantor may have at any time against the Parent Entities, the Guaranteed Party or any other Person (other than as expressly provided in the penultimate sentence of Section 2 hereof); (iii) any insolvency or bankruptcy (or similar event) of or relating to such Guarantor, the Parent Entities, the Guaranteed Party or any other Person; (iv) any default by the Parent Entities under the Merger Agreement; (v) any incapacity, lack of authority or limitation of status or power of the Parent Entities, or any defect in the formation of any Parent Entity; (vi) any change in Applicable Law; (vii) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligations; (viii) any discharge of such Guarantor as a matter of Applicable Law (other than a discharge of such Guarantor as a result of payment of the Obligations in accordance with the terms of the Merger Agreement or as a result of defenses to the payment of the Obligations that would be available to the Parent Entities under the Merger Agreement); or (ix) any change in the corporate existence (or equivalent), structure or ownership of the Parent Entities, the Guaranteed Party or any other Person interested in the Transactions. To the fullest extent permitted by Applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any Applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind (except for notices to be provided to the Parent Entities and their counsel in accordance with the Merger Agreement or notices to be provided pursuant to express provisions of this Limited Guarantee), all defenses that may be available by virtue of any valuation, stay, moratorium Applicable Law or other similar Applicable Law now or hereafter in effect, any right to require the marshalling of assets of any of the Parent Entities or any other Person interested in the Transactions, and all suretyship defenses generally (other than fraud, bad faith or willful misconduct). The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the Transactions and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

The Guarantor hereby absolutely, unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Parent Related Party or any other Person interested in the Transactions that arise from the existence, payment, performance, or enforcement of the Guarantor’s Obligations under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party, the Company or any of the Company’s Related Parties against any Parent Related Party or such other Person whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Parent Related Party or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations (subject to the Cap and the other limitations set forth herein) shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations (subject to the Cap and the other limitations set forth herein), such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be promptly paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations (subject to the Cap and the other limitations set forth herein), in accordance with the terms of the Merger Agreement and herewith, whether matured or unmatured, or to be held as collateral for the Obligations.

4.            No Waiver; Cumulative Rights. The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. All of the Obligations shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between the Parent Entities or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been consummated in reliance upon this Limited Guarantee. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. The Guaranteed Party shall not be obligated to file any claim relating to any Obligations in the event that any Parent Entity becomes subject to a bankruptcy, reorganization or similar proceedings, and the failure of the Guaranteed Party to so file any claim shall not affect the Guarantor’s obligations hereunder.

5.            Representations and Warranties. The Guarantor hereby represents and warrants to the Guaranteed Party that: (a) such Guarantor is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization; (b) such Guarantor has all necessary organizational power and authority to execute and deliver this Limited Guarantee and to perform its obligations hereunder; (c) the execution, delivery and performance of this Limited Guarantee by such Guarantor has been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of such Guarantor are necessary to authorize this Limited Guarantee; (d) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity by such Guarantor necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity by such Guarantor is required in connection with the execution, delivery or performance of this Limited Guarantee; (e) this Limited Guarantee has been duly and validly executed and delivered by such Guarantor and, assuming due execution and delivery by the Guaranteed Party, constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms (as set forth herein), subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); (f) the execution and delivery of this Limited Guarantee by such Guarantor do not, and the performance of this Limited Guarantee by such Guarantor will not, (i) conflict with or violate the organizational documents of the Guarantor, (ii) conflict with or violate any law applicable to such Guarantor or by which any of its properties or assets is bound or affected, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any Contract or other instrument or obligation to which such Guarantor is a party or by which such Guarantor or any of its properties or assets is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair its ability to enter into or perform its obligations under this Limited Guarantee; and (g) such Guarantor has, and will continue to have for so long as this Limited Guarantee is in effect, the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill the Obligations under this Limited Guarantee shall be available to such Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with the terms hereof.

6.            Assignment. The rights and obligations under this Limited Guarantee may not be assigned or delegated (whether by operation of law, merger, consolidation or otherwise) by any party hereto without the prior written consent of the other party. Notwithstanding the foregoing, the Guarantor may assign all or a portion of its rights, interests or the Obligations hereunder to one or more of its Affiliates, Affiliated investment funds or any Person that is, directly or indirectly, wholly owned or otherwise controlled by or Affiliated with such Guarantor or such Affiliated investment funds in each case to whom it has assigned or delegated all or a portion of its equity financing commitment pursuant to and in accordance with the Equity Commitment Letter, and for such purposes in this Section 6, Affiliate of the Guarantor shall include government entities or instrumentalities of, or entities that are wholly-owned by, the State of Qatar, QIA, the Amiri Diwan of the State of Qatar or any entities that are wholly-owned by any one or more of the foregoing; provided that (a) no such assignment, delegation or transfer shall relieve such Guarantor of its obligations hereunder except to the extent such obligations are fully and indefeasibly performed by such permitted assignees, and (b) no such assignment, delegation and/or transfer will be permitted if it would reasonably be expected to have the effect of preventing, impairing or delaying the Transactions or the satisfaction of the Obligations at the applicable times and under the terms set forth herein. Prior to any permitted assignment, delegation or transfer by any Guarantor of its rights, interests or obligations hereunder pursuant to the second sentence of this Section 6, the assigning Guarantor will provide the Guaranteed Party written notice of such assignment, delegation or transfer and the amount thereof. For purposes of this Limited Guarantee, the parties hereby agrees that the government entities or instrumentalities of, or entities that are wholly-owned by, the State of Qatar, QIA, the Amiri Diwan of the State of Qatar or any entities that are wholly-owned by any one or more of the foregoing shall be deemed to be an Affiliate of the Investor. Upon any such assignment, delegation or transfer by the Guarantor of its obligations hereunder pursuant to the second sentence of this Section 6, such assignee, delegate or transferee shall be deemed to have given the representations and warranties set forth in Section 5 of this Limited Guarantee as of the time of such assignment, delegation or transfer. Any assignment or delegation in breach of Section 5 (in respect of the representations and warranties deemed to be made as of the time of such assignment, delegation or transfer) or in violation of this Section 6 shall be null and void and of no force and effect. This Limited Guarantee shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Limited Guarantee, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement; provided, however, that the Parent Related Parties are express and intended third-party beneficiaries of Section 9.

7.            Notices. All notices, requests, claims, demands and other communications under this Limited Guarantee shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given; (ii) on the date sent by E-mail (so long as no delivery failure message is received); or (iii) on the day after delivery to Federal Express or similar internationally recognized overnight courier service and properly addressed, to the party as follows (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 7):

(a)	If to the Guarantor, to:

c/o Qatar Investment Authority

Ooredoo Tower (Building 14)

Dafna Street (Street 801)

Al Dafna District (Zone 61)

P.O. Box 23224

Doha, Qatar

E-mail: notices.legal@qia.qa

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attn:	John A. Kupiec
E-mail:	jkupiec@cgsh.com

(b)	If to the Guaranteed Party, to:

Janus Henderson Group plc

151 Detroit St

Denver, Colorado 80206

Attention:	Michelle Rosenberg
Email:	***

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:	Jacob A. Kling

Matthew T. Carpenter

Email:	JAKling@wlrk.com

MTCarpenter@wlrk.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:	Peter Serating

Patrick Lewis

Email:	Peter.Serating@skadden.com

patrick.lewis@skadden.com

8.            Continuing Guarantee. Unless validly terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and permitted assigns until the Guarantor’s obligations in respect of the Obligations (subject to the Cap) under this Limited Guarantee have been indefeasibly paid, observed, performed and satisfied in full in cash, at which time this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee. This Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee automatically and immediately upon the earliest to occur of (a) the consummation of the Closing and the indefeasible payment in full in cash by Parent of all amounts due in connection with Closing under the Merger Agreement, (b) the indefeasible payment in full in cash of the Obligations (subject to the Cap) and (c) 90 days following the valid termination of the Merger Agreement in accordance with its terms (provided that, in the event that the Guaranteed Party or any of its successors or assigns (or any agents acting on their behalf) shall have commenced a Proceeding in accordance with this Limited Guarantee against the Guarantor or, in the event that the Guaranteed Party shall have commenced a Proceeding in accordance with the Merger Agreement against the Parent Entities, in each case, alleging that the Guarantor or the Parent Entities (as applicable) are liable for any portion of the Obligations, then this Limited Guarantee shall not terminate and shall survive until the earliest of (i) the entry of a final, non-appealable order of a court of competent jurisdiction discharging the Guarantor of all Obligations, (ii) the termination of this Limited Guarantee by mutual written agreement of the Guarantor and the Guaranteed Party and, in either case of clauses (i) and (ii), the payment by the Guarantor or the Parent Entities (as applicable) to the Guaranteed Party of all amounts payable by the Guarantor and the Parent Entities (as applicable) pursuant to such order or agreement and (iii) indefeasible payment in full of the Obligations (subject to the Cap)). Notwithstanding the foregoing or anything in this Limited Guarantee that may be deemed to the contrary, in the event that the Guaranteed Party or any of its Affiliates assert in any Proceeding (x) that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or (y) any theory of liability against the Guarantor or any Parent Related Party (which term, for the avoidance of doubt, does not include the Parent Entities) with respect to this Limited Guarantee, the Equity Commitment Letter, the Voting and Rollover Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby (including in respect of any oral representations made or alleged to be made in connection therewith) (other than, solely with respect to this clause (y), any claim that is a Non-Prohibited Claim (as used herein, such term shall have the meaning ascribed to it in the Equity Commitment Letter)), then (A) the obligations of the Guarantor under this Limited Guarantee shall terminate and be of no further force or effect, (B) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments in full and (C) neither the Guarantor nor any Parent Related Party shall have any further liability to the Guaranteed Party or its Affiliates with respect to the transactions under this Limited Guarantee, the Equity Commitment Letter, the Voting and Rollover Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby.

9.            No Recourse. The Guaranteed Party acknowledges the separate corporate (or private limited company, limited liability company or limited partnership or other entity) existence of each of the Parent Entities and that, as of the date hereof, each of the Parent Entities’ sole assets (if any) are a de minimis amount of cash, and that no additional funds are expected to be contributed to the Parent Entities unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith (including, without limitation, the Equity Commitment Letter, the Voting and Rollover Agreement and the Merger Agreement) (a) in no event shall the Guaranteed Party or any of its Affiliates or any of their respective former, current and future directors, officers, employees, direct or indirect holder of any equity, stockholders, controlling persons, attorneys, members, managers, general or limited partners, assignees, agents and representatives seek any monetary damages of any kind, including consequential, indirect or punitive damages, hereunder against the Guarantor in excess of the Cap, and (b) notwithstanding the fact that the Guarantor may be a partnership or limited liability company, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party acknowledges and agrees that no Person has any right of recovery against, no recourse shall be had against and no personal liability shall attach to, the Guarantor’s, the Parent Entities’, or any of their or their respective Affiliates’ respective former, current or future directors, officers, employees, holder of any equity, stockholders, controlling persons, attorneys, members, managers, general or limited partners, assignees (other than a permitted assignee hereunder), agents or representatives of any of the foregoing (other than, in each applicable case, the Parent Entities, the Guarantor, the Other Guarantors, the Equity Investors (as defined in the Merger Agreement), the Rollover Shareholder (as defined in the Equity Commitment Letter), Midco (as defined in the Voting and Rollover Agreement), Topco (as defined in the Voting and Rollover Agreement) and their respective successors and permitted assigns, a “Parent Related Party” and collectively, the “Parent Related Parties”), including through the Parent Entities or otherwise, whether by or through attempted piercing of the corporate (or limited liability company or limited partnership) veil, by or through a claim (whether at law or equity or in tort, contract or otherwise) by or on behalf of any of the Parent Entities against any Parent Related Parties, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for its rights to recover from the Guarantor (but not any other Person) under and to the extent provided in this Limited Guarantee and subject to the other limitations described herein and any other claims that are Non-Prohibited Claims; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Parent Related Party for any obligation of the Guarantor or any of its successors or permitted assigns under this Limited Guarantee or any documents or instruments delivered in connection herewith or in respect of any oral or written representations made or alleged to have been made in connection herewith or for any claim (whether at law or in equity or in tort, contract or otherwise) based on, in respect of, or by reason of such obligation or their creation. Except for any claims that are Non-Prohibited Claims, recourse against the Guarantor under this Limited Guarantee, subject to the limitations and conditions set forth herein, shall be the sole and exclusive remedy of the Guaranteed Party and all of its Affiliates against the Guarantor and any Parent Related Party in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, the failure of the Transactions to be consummated for any reason or otherwise in connection with the transactions contemplated hereby and thereby or in respect of any representations made or alleged to have been made in connection therewith, whether in equity or at law, in contract, in tort or otherwise. Nothing set forth in this Limited Guarantee shall affect or be construed to affect any liability of the Parent Entities to the Guaranteed Party or shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any Person acting in a representative capacity) any rights or remedies against any Person other than the Guarantor as expressly set forth herein; except that as a material aspect of this Limited Guarantee, the parties intend that all Parent Related Parties shall be, and each such Parent Related Party is, an intended third party beneficiary of this Section 9 of this Limited Guarantee who may rely on and enforce the provisions of this Section 9 of this Limited Guarantee that bar the liability, or otherwise protect the interests, of such Parent Related Party. Notwithstanding anything to the contrary provided herein or any document or instrument delivered in connection herewith, nothing herein (including this Section 9) shall limit the Non-Prohibited Claims.

10.            Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Guarantor and the Guaranteed Party; provided that no such written consent shall be required for disclosures by the Guaranteed Party to its representatives so long as the Guaranteed Party causes such representatives to keep such information confidential; provided, further, that any party hereto may disclose the existence of this Limited Guarantee to the extent required by any Applicable Law, the applicable rules of any national securities exchange, in connection with any securities regulatory agency filings relating to the transactions contemplated by the Merger Agreement (including the Proxy Statement or Schedule 13e-3 to be filed by the Guaranteed Party), or in connection with the enforcement of any such party’s rights hereunder or under the Equity Commitment Letters the Other Guarantees, the Voting and Rollover Agreement, the Confidentiality Agreements or the Merger Agreement; provided that each party will provide the other an opportunity to review such required disclosure in advance of such disclosure being made.

11.            Governing Law; Waiver of Jury Trial; Jurisdiction. This Limited Guarantee shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Limited Guarantee and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this letter agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the U.S. District Court for the District of Delaware, or, in each case, any applicable appellate court therefrom (the “Chosen Courts”). In addition, each of the parties hereto (i) expressly submits to the personal jurisdiction and venue of the Chosen Courts, in the event any dispute between the parties hereto (whether in contract, tort or otherwise) arises out of this letter agreement, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (iii) agrees that it shall not bring any claim, action or proceeding against any other parties hereto relating to this letter agreement in any court other than the Chosen Courts. Each of the parties hereto hereby (i) agrees that service of process will be validly effected by sending notice in the manner set forth in Section 7 and (ii) agrees not to assert any immunity from jurisdiction or from any legal process, including attachment or execution, to which it or its property may be entitled on the grounds of sovereignty in any legal proceedings brought in any Chosen Court by another Party. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12.            Entire Agreement; Amendments. This Limited Guarantee, the Other Guarantees, the Equity Commitment Letters, the Voting and Rollover Agreement, the Confidentiality Agreements and the Merger Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein. This Limited Guarantee may not be amended, and no provision hereof waived or modified, except by an instrument duly executed by each of the parties hereto, and this Limited Guarantee may not be terminated other than in accordance with Section 8 hereof.

13.            Headings; Severability; Construction. The section and paragraph headings in this Limited Guarantee are for reference purposes only and shall not affect the meaning or interpretation of this Limited Guarantee. In the event that any part of this Limited Guarantee is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Limited Guarantee shall remain in full force and effect. The parties have participated jointly in the negotiation and drafting of this Limited Guarantee. If any ambiguity or question of intent arises, this Limited Guarantee will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Limited Guarantee. Reference to any Person shall include such Person’s successors and permitted assigns.

14.            Counterparts. This Limited Guarantee may be executed in counterparts, (including by facsimile or other electronic transmission) each of which shall be deemed an original, but all of which shall constitute the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by their respective signatories thereunto duly authorized.

GUARANTOR:

QATAR HOLDING LLC

By:	/s/ Ahmad Al-Khanji
Name:	Ahmad Al-Khanji
Title:	Director

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

GUARANTEED PARTY:

JANUS HENDERSON GROUP PLC

By:	/s/ Ali Dibadj
Name:	Ali Dibadj
Title:	Chief Executive Officer

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